Exhibit 10.10

AMENDMENT TO THE COMMUNITY TRUST BANCORP, INC.

2006 STOCK OWNERSHIP INCENTIVE PLAN

DATED JANUARY 24, 2012

The Board of Directors of Community Trust Bancorp, Inc. approved the following amendment to the 2006 Stock Ownership Incentive Plan:

Section 8.6 of the 2006 Stock Ownership Incentive Plan is hereby amended to read in its entirety as follows:

“8.6   Termination of Employment.  In the case of termination of employment by reason of death or Disability of a Participant prior to the expiration of the Performance Period, any then outstanding Performance Units of such Participant shall be payable in an amount equal to the amount payable under the Performance Unit at the target amount payable under the Performance Unit multiplied by a percentage equal to the percentage that would have been earned under the terms of the Performance Unit Agreement assuming that the rate at which the Performance Goals have been achieved as of the date of such termination of employment would have continued until the end of the Performance Period; provided, however, that if no target amount is specified in the Performance Unit Agreement, the amount payable shall be such amount as the Committee shall determine is reasonable.

In the case of termination of employment by reason of Retirement of a Participant prior to the expiration of the Performance Period, Participant’s Performance Units shall be payable on a pro rata basis at the end of the Performance Period, in an amount equal to: (a) the amount to which the Participant would have been entitled with respect to the Participant’s Performance Units if the Participant’s employment had continued to the end of the Performance Period; multiplied by (i) a fraction, the numerator of which is the number of full months the Participant is employed by the Company during the Performance Period, and the denominator of which is the number of months in the Performance Period.”